Exhibit 99.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is entered into effective as of this 17th day of November, 2006, by and among AP Holdings International, Inc., a Texas corporation (“AP Holdings”) and the undersigned shareholders (the “Shareholders”) of Apollo Resources International, Inc., a Utah corporation (“Apollo”).

RECITALS

WHEREAS, the Shareholders collectively own 106,850,000 shares of Apollo common stock; and

WHEREAS, AP Holdings and the Shareholders desire to effect an exchange of all of the Apollo shares collectively held by the Shareholders for a secured promissory note payable by AP Holdings, as provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Exchange of Apollo Shares for Secured Promissory Note.

a.             On the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), AP Holdings shall execute and deliver to the Shareholders a secured promissory note substantially in the form of Exhibit A, plus a stock pledge agreement substantially in the form of Exhibit B, in exchange for an aggregate of 106,850,000 shares of Apollo common stock, par value $0.001 per share (the “Apollo Shares”) currently held by the Shareholders.

b.             At the Closing, each Shareholder shall deliver to AP Holdings the certificate(s) representing the Apollo Shares held by such Shareholder, accompanied by an executed stock power in a form reasonably satisfactory to AP Holdings.  The number of Apollo Shares to be delivered by each Shareholder is set forth opposite each Shareholder’s name on Schedule 1.

c.             At the Closing, AP Holdings shall deliver to the Shareholders fully executed forms of secured promissory note and stock pledge agreement.

d.             The exchange contemplated by this Agreement shall take place on the date of this Agreement (the “Closing”).

2.             Representations and Warranties of AP Holdings.  AP Holdings hereby represents and warrants as follows:

a.             AP Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.  AP Holdings has all requisite authority to enter into, execute and deliver this Agreement, to consummate the transaction contemplated hereby, and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of AP Holdings.  This Agreement has been duly executed and delivered by AP Holdings.

b.             Each of this Agreement, the secured promissory note and the stock pledge agreement constitutes a legal, valid and binding obligation of AP Holdings, enforceable against AP Holdings in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and general principles of equity.

3.             Representations and Warranties of Shareholders.  Each individual Shareholder (with respect to himself or itself only) hereby represents and warrants as follows:

a.             Such Shareholder has the requisite capacity to enter into, execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Shareholder.  This Agreement has been duly executed and delivered by such Shareholder.  This Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy and insolvency laws, the rights of creditors generally, and general principles of equity.

b.             Such Shareholder owns the Apollo Shares attributed to such Shareholder in Schedule 1, free and clear of all liens, restrictions and claims of any kind.  The Apollo Shares attributed to such Shareholder are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares.  To the extent the Apollo Shares attributed to such Shareholder constitute community property with such Shareholder’s spouse, such spouse has the requisite capacity to execute the spousal consent form incorporated in the signature pages to this Agreement, and such spouse’s execution of such spousal consent form is a legal, valid and binding obligation of such spouse.

c.             Such Shareholder acknowledges that it has received all the information requested from AP Holdings that such Shareholder considers necessary or appropriate for deciding whether to consummate the transactions contemplated by this Agreement.  Such Shareholder further represents that its representatives have knowledge and experience in financial and business matters and that its representatives are capable of evaluating the merits and risk of this transaction.

d.             Such Shareholder hereby acknowledges the accuracy of Schedule 1, as it pertains to such Shareholder.

4.             Miscellaneous.

a.             The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

b.             No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the other agreements, instruments or documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

c.             Each of the parties agrees and covenants that it will promptly execute and deliver to the other parties such further instruments and documents and take such further action as the other parties may reasonably require in order to carry out the full intent and purpose of this Agreement.

d.             All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(i)	if to AP Holdings:
Dennis G. McLaughlin
3001 Knox Street, Suite 403
Dallas, Texas 75205

and

(ii)	if to any individual Shareholder, to such Shareholder at the address set forth below such Shareholder’s name on Schedule 1.

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the third calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery.

e.             Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder shall survive forever, subject, however, to any applicable statute of limitations.

f.              This Agreement shall be governed by and construed in accordance with the laws of the State of Texas exclusive of conflicts of law principles.

g.             This Agreement may be executed in any number of counterparts.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AP Holdings International, Inc.,
a Texas limited liability company

By:	/s/ Dennis G McLaughlin
Dennis G. McLaughlin, Manager

Apollo Resources International, Inc. Shareholders

Golden Spread Energy, Inc.,
a Texas corporation

By:	/s/ Oliver Kendall Kelley
	Name:	Oliver Kendall Kelley
	Title:	Chief Executive Officer

Telluride Investments, Inc. f.k.a. GSEJKM, Inc.,
a Texas corporation

By:	/s/ Judy K. Morgan
	Name:	Judy K. Morgan
	Title:	President

GSEKFT, Inc.,
a Texas corporation

By:	/s/ Oliver Kendall Kelley
	Name:	Oliver Kendall Kelley
	Title:	Chief Executive Officer

GSESKO, Inc.,
a Texas corporation

By:	/s/ Sharon Kelley Oeschger
	Name:	Sharon Kelley Oeschger
	Title:	President

Neptune Leasing, Inc.,
a Texas corporation

By:	/s/ Oliver Kendall Kelley
	Name:	Oliver Kendall Kelley
	Title:	Chief Executive Officer

/s/ Oliver Kendall Kelley
Oliver Kendall Kelly, Individually

SPOUSAL CONSENT

The undersigned spouse of Oliver Kendall Kelly, a party to the foregoing Share Exchange Agreement (the “Agreement”), acknowledges as follows:

I have read the foregoing Agreement and I know its contents.  I am aware that by its provisions that my husband, Oliver Kendall Kelly, transfers to AP Holdings International, Inc. all of his right, title and interest in the Apollo Shares (as such term is defined in the Agreement) owned by him as specified in Schedule 1 attached hereto, including my community interest (if any) in the Apollo Shares.  I hereby consent to the transfer, approve of the provisions of the Agreement, and agree that the Apollo Shares and my interest in the Apollo Shares (if any) are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement.

Executed this 17th day of November, 2006.

/s/ Sherry Kelley

SCHEDULE 1

Shareholder	Shares of Common Stock of Apollo Resources International, Inc. to be Exchanged
Golden Spread Energy, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069	8,606,500
Telluride Investments, Inc. f.k.a. GSEJKM, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069	8,604,000
GSEKFT, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069	5,093,000
GSESKO, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069	8,604,000
Neptune Leasing, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069	41,692,500
Oliver Kendall Kelley 8101 West 34th Avenue Amarillo, Texas 79121-1069	34,250,000

Exhibit A

Form of Secured Promissory Note

Exhibit B

Form of Stock Pledge Agreement